Digital Power Announces Investments From Telkoor Telecom Ltd. And Fortron/Source

FREMONT, Calif., July 9, 2004, Digital Power Corporation (Amex: DPW - News) ("Digital Power" or the "Company") today announced, that it has received an investment of $250,000 from Telkoor Telecom Ltd. through the sale of 221,238 shares of common stock at $1.13 per share. The per share price was calculated based on the 20 day average closing price of Digital Power's common stock prior to closing. Additionally, Telkoor Telecom Ltd. has the right to invest an additional $250,000 by December 31, 2004. The price per share of the additional investment would be the 20-day average closing price of Digital Power's shares of common stock prior to the investment.

The Company also announced, that under the terms of a separate securities purchase agreement, Fortron/Source purchased 204,918 shares of the Company's common stock at a per share price of $1.22 per share for a total of $250,000. The per share price was calculated based on the 20 day average closing price of Digital Power's common stock prior to closing. In addition, Fortron/Source has the option to purchase an additional $250,000 of Company's stock through December 31, 2004. The price per share of the additional investment would be the 20-day average closing price of Digital Power's shares of common stock prior to the investment. Digital Power Corporation intends to use the proceeds of the stock sales for sales and marketing, including the promotion of new products to capture a larger market share.

Commenting on the news, Jonathan Wax, President and CEO of Digital Power stated, "We are very pleased by these two investments. We believe the purchase of additional shares of Digital Power common stock reflects Telkoor's and Fortron's confidence in our ability to move forward with our strategic plan, a portion of which is based upon our ability to grow our strategic partnerships. In addition, we feel that by strengthening our balance sheet, we will be able to accelerate sales and marketing activities in order to gain a greater market presence."

Digital Power designs, develops, manufactures, markets and sells switching power supplies to telecommunications, data communications, test and measurement equipment, office and factory automation and instrumentation manufacturers. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California, 94538-3158; telephone number 510-657-2635.

The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties, which are set forth in Digital Power's Form 10-KSB and other filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate.

Actual events, transactions and results may differ materially from anticipated events, transactions or results described in such statements.